Exhibit 10.10

TALENT ENDORSEMENT AGREEMENT

THIS AGREEMENT is made as of this 20th day of April , 2017 (“Effective Date”), by and between Tigrent Learning UK Limited, to include its parent, subsidiaries, affiliates and/or assigns, (“Company”) and Martin Roberts Enterprises Ltd (“Management”), for the provision of the services of Martin Roberts (“Talent”) (collectively the “Parties”).

W I T N E S S E T H :

WHEREAS, Talent is currently a well known public figure and TV personality who is in the process of publishing and promoting a book; and

WHEREAS, Company is engaged in developing, creating and providing educational training, products and materials related to real estate, securities and options trading and investment, as well as general wealth building and investing strategies, principles and motivation (“Product”); and

WHEREAS, Company is desirous of acquiring the non-exclusive right and license to utilize Talent’s name, likeness and image in connection with the advertisement, promotion, and sale of the Product and Management is willing to grant such non-exclusive right and license.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, it is agreed as follows:

1. GRANT OF RIGHTS

Subject to the terms and conditions set forth herein, Management grants to Company the non-exclusive right and license during the Term of this Agreement to use Talent’s name, nickname, initials, autograph, facsimile signature, photograph, video or other images, likeness, and/or endorsement as well as the rights to use the name of Talent’s recently published book entitled “Making Money From Property” (hereinafter defined as the “Property”) in connection with the advertisement, promotion, and sale of the Product as well as the right to use such Property on the Product and related packaging. The above license grant shall apply to all material objects of the Property, in which the Property is fixed by any method now known or later developed, and from which the Property can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device. The parties further understand and agree that Company hereby reserves the right to display its copyright notice on advertisements, promotions or other materials as well as all Product, no matter what form or media, containing the Property.

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Management further grants and assigns to Company the right to enforce applicable copyright and intellectual property laws against third party infringers or malfeasors on Management or Talent’s behalf or in Talent’s name.

The Company acknowledges that it may not be able to describe the Talent as anything other than TV Property expert, Journalist & Author, and that the terms ‘BBC’ and ‘Homes under the Hammer’ or any logos, trademarks or licenses relating to such, or their ability to be used by the Company are not included in this agreement.

1A. ADDITIONAL DUTIES AND PUBLIC APPEARANCES

Management agrees that during the term of this Agreement, and subject to his reasonable availability, Talent will make public appearances at the request of the Company, to include appearing at Company events and/or participating in photo shoots as requested by Company, not to exceed more than one such appearance or photo shoot per three month period. However the Company acknowledge that all such appearances and photos shoots are to be approved and agreed by the Management, such approval not to be reasonably withheld. The parties agree that Company will pay any necessary and reasonable travel and lodging expenses incurred by Talent in making such requested appearances. Management shall be responsible for any other incidental expenses incurred which are associated with the appearances.

Company hereby agrees it will use its commercially reasonable efforts to market, host and fulfill at least one preview and one three day basic per month during the duration of this Agreement using Product created which contains the Property. Nothing contained in this Agreement, however, shall be construed as an obligation, guarantee or commitment by Company that its marketing, hosting and fulfillment efforts using Product created which contains the Property will produce any level of response or sales. In the event that Company fails to hold the monthly required events in this paragraph, Management shall have the right to terminate this Agreement as provided for in section 8 below. This right shall constitute Management’s sole and exclusive remedy under this Agreement for Company’s failure to hold such events and comply with this paragraph.

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2. TERM

This Agreement shall be effective as of the date of execution by both parties and shall extend for a period of six months from the Effective Date of this Agreement (“Initial Tenn”). After the Initial Term, the Agreement shall continue until terminated by either party pursuant to Article 8 of this Agreement.

3. COMPENSATION

In consideration for the licenses granted hereunder, Company agrees to pay to Management as follows:

A. A royalty payment in the amount of eight percent (8.0%) of Company’s revenues after deductions for taxes, banking charges, returns, refunds and third party commissions derived from the sale of all Products using the Property at a live Company sponsored event which are collected in full within 30 days of such Company sponsored event. Company shall be responsible for tracking sales of Product containing the Property and providing for payment to Management no later than 30 days after receipt of invoice from Management. Management shall submit invoice no later than 30 days after Company provides Management with reconciliation to provided by Company no later than 30 days after the Company sponsored event.

B. For sales to clients introduced to the Company directly by the Management or Talent and their associated websites which are not part of a Company sponsored event and which result in the sale of a basic or advanced training by Talent, Management or their associated websites, including, but not limited to www.martinroberts.co.uk and www.makikngmoenyfromproperty.TV and any other marketing and promotional activities Management, Talent, or their associated companies may wish to undertake from time to time (“Directly Introduced Clients”), Management is entitled to 50% of gross revenue from sales of basic and advanced training courses and materials to those Directly Introduced Clients. In such instances, Management and/or their designated representative/company may take payment direct from the client and will pay the Company for that training no later than the earlier of (i) 45 days after the Product is sold along with a full reconciliation of sales made by Management under this paragraph B or (ii) the date of the basic training event. Company is not required to service any client for which Management has not properly paid it hereunder. If payment is made by such ‘Directly Introduced Clients’ to the Company, then payment of 50% share of gross revenue will declared by the Company within 30 days of receipt by them, and be paid to the Management within 30 days of receipt, on submission of a valid invoice from the Management C. In addition, the Company will pay the Management or his representatives the following;

1.	£50 + VAT per client who attends a basic training, in order that such client has 3 months access to the inner circle of the www.makingmoneyfromporoperty.TV website.

2.	£8.50 + VAT per copy of the books ‘Making Money from Property’ or ‘The Property Auction Guide’, given out to clients.

Company and Management acknowledge and agree that the royalty, commission and other payments described herein shall constitute the sole and complete compensation due to Management by Company for all services associated with license granted in this present Agreement, with no further obligations to be imposed on Company.

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4. NOTICES

Notice. Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if deposited in the United Kingdom mail, First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other address as may be specified in this Agreement or in writing by the parties:

If to Company:	Name:	lain Edwards
	Address:	Tigrent Learning UK Limited
Parkshot House
5 Kew Road
Richmond
Surrey TW9 2PR

Company Registration Number: 4311733

Telephone:	0208 9966700
Facsimile:	0208 9966701
Copy to:	James May
1612 East Cape Coral Parkway
Cape Coral, Florida 33904
USA

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If to Management:	Name:	MARTIN ROBERTS
ENTERPRISES LTD
	Address:	WESLEYAN CUMBERS
PARK RD
PAULTON
	City:	BRISTOL
	Country:	ENGLAND
	Postal Code:	BS39 7QQ
	Telephone:	07768 595939
	Facsimile:	01761 418333

5. REVIEW OF MATERIALS

A. Management shall have the right, to request review of all proposed use of the Property prior to public release and distribution. Management shall have SEVEN (7) days following receipt of such materials displaying the intended use of the Property to review and provide to Company written approval for such use.

B. In the event that Management objects to any portion of the proposed use of the Property, Management shall submit to Company, within SEVEN (7) days following Company’s official submission of materials to Management, a written request for revisions. Management shall not make any request for unreasonable revisions and shall not withhold consent for any proposed use of the Property unreasonably.

C. In the event that Management does not provide either written approval of materials or a written request for revisions of such materials containing a proposed use of the Property within SEVEN (7) days following Company’s submission of such materials to Management for review, such non-response shall automatically be deemed to be an acceptance and approval of the proposed use of the Property.

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6. RESERVATION OF RIGHTS

A. Subject to the terms of this Agreement, Talent shall retain all rights in and to the Property, his name, his right of publicity, and the endorsement and, whether during the Term or any extension thereof, Talent shall not be prevented from using, permitting, or licensing others to use the Property, his name or endorsement in connection with the advertisement, promotion, and sale of any product or service, except that during the term of this Agreement, Talent shall be precluded from licensing the Property, his name or endorsement in connection with products and/or services which are the same or substantially similar to the ‘real estate’ only element of the Product, including but not limited to real estate training products, materials and software- but only within the United Kingdom and The Republic of Ireland. Company and Management agree that they shall take all necessary steps during the Term to protect the endorsement in connection with the advertisement, promotion, and sale of the Product. HOWEVER it is agreed that the Management and Talent may produce their own independent real estate and other training materials including, but not limited to, a series of DVD’s and training manuals covering all aspects of buying property at auction (The “Property Auction Masterclass”) and any other initiatives that they may wish to undertake. It is also agreed and acknowledged that the Management and Talent has created and is selling the “Auctions in Action” training course in conjunction with Fielding Financial Family. It is also agreed that the Management and Talent may undertake any charitable initiatives in conjunction with ANY third party.

B. It is understood and agreed that Management shall retain all right, title, and interest in the Property, to include but not be limited to his likeness, name, and/or trademarks, where applicable, except as licensed hereunder.

C. It is understood and agreed that Company shall retain all right, title, and interest, including but not limited to all copyright interest, in and to the Product, any and all leads generated as a result of using the materials created from using the Property in connection with the Product, and any advertising or marketing collateral and/or materials created utilizing the Property under the license granted herein, except that Company shall have no ownership interest in the Property itself which is incorporated into the Product or into any advertising or marketing collateral and/or materials, except as specifically licensed to Company from Management pursuant to this Agreement. Management shall not retain any right, title or interest in and to the Product or any other materials or collateral created regardless of the appearance or use of the Property.

D. The parties agree to execute any documents reasonably requested by the other party to affect any of the above provisions.

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7. REPRESENTATIONS, WARRANTIES AND INDEMNITY

A. The Management represents and warrants that the Property is wholly original and is not copied wholly or substantially from any other work or material. The Management further represents and warrants that he has not granted nor will he grant to any other party any right, permission, or license to use the Property in connection with the advertisement, sale, or promotion of the Product or in connection with products that are identical or substantially similar to the Product.

B. Management further represents and warrants to Company that they have the full right, power, and authority to grant Company the license to use the Property as provided for herein and that the Property does not violate or infringe on any personal or property rights of others, including but not limited to any existing copyright, common law right, or privacy right of any third party.

C. Company agrees to defend, indemnify, and hold Talent and Management harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Talent or Managament based on the manufacture or sale of the Product including, but not limited to, actions founded on product liability.

D. Management agrees to defend, indemnify, and hold Company, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Company based on a breach by Management of any representation and/or warranty made in this Agreement.

8. TERMINATION

A. Except as provided in this Section 8, this Agreement shall terminate immediately upon the earlier of (i) the Term of this Agreement or (ii) dissolving of Company and/or Company’s complete cessation of doing all business.

B. Company shall have the right to immediately terminate this Agreement at any time, including during the Initial Term, upon providing 15 (fifteen) days prior written notice in the event that Talent does any of the following:

1.	Engages in illegal, immoral, or criminal conduct resulting in a felony conviction;

2.	Materially breaches any term of this Agreement which is not cured by Management within 15 (fifteen) days of being notified of the breach.

C. Management shall have the right to immediately terminate this Agreement at any time, including during the Initial Term, with fifteen (15) days prior notice in the event Company fails to market, host and fulfill at least one preview and one three day basic during any calendar quarter during the duration of this Agreement using Product created which contains the Property as provided in 1A above.

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D. Either party may terminate this provision at any time after the Initial Term, with 30 days prior written notice to the other party.

E. In all cases of termination, for whatever reason, the Management will be paid for all commissions and licensing fees due for services and sales provided by the Management up to the date of termination.

9. POST-TERMINATION RIGHTS

A. Management agrees that Company shall, for a period of six (6) months (Sell-Off Period) following the effective date of termination, have the right to continue to sell Product bearing the Property and/or utilize advertising materials and collateral bearing the Property. Such use shall be made subject to all the provisions of this Agreement, including payment of the appropriate license fees and commissions.

B. Upon the expiration or termination of this Agreement, all rights granted to Company under this Agreement shall forthwith terminate and immediately revert to Management, and Company shall, following the completion of the Sell-Off Period discontinue all use of and reference to the Property.

10. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be construed as establishing a partnership, or a joint venture relationship between Management and Company.

11. FORCE MAJEURE

Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party’s reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

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12. JURISDICTION/DISPUTES

This Agreement shall be deemed to have been made in England. This Agreement shall be governed by the laws of England and Wales, and all actions brought hereunder whether at law or in equity shall be brought in England. In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs, including those reasonable fees and costs incurred on appeal.

In the first instance, in the case of dispute, both parties agree to the process of Binding Legal Arbitration.

13. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

14. ASSIGNABILITY

Management may not assign this Agreement or the rights and obligations hereunder to any third party without the prior express written approval of Company, except in the case of the death of the Talent, in which case all monies owed and rights owned will revert to the Talent’s estate

15. WAIVER

No delay, failure or waiver by either party to exercise any right or remedy under this Agreement, and no partial or single exercise, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

16. SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other -Willi, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

17. INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except inwriting signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

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18. SURVIVAL

The parties’ rights and obligations under Articles 6, 7, 9, 10 and 12 shall survive any expiration or earlier termination of this Agreement.

19. HEADINGS

All section and subsection headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement nor affect the meaning of same.

20. NO DRAFTER

Both parties warrant and represent that each have had equal input in drafting this Agreement and have had the opportunity to consult with independent legal counsel.

21. EXPENSES

Where Management provides Company with 24 hours advanced notice, Company will arrange and book for Talent’s lodging at any Company sponsored event which Company is requiring Talent to attend under this Agreement. Lodging will be at the same hotel and of the same accommodation standard as those provided to other Company agents at the event. Except as otherwise provided herein, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

22. SEPARATE COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

23. ENTIRE AGREEMENT

This Agreement supersedes any and all other agreements, either verbal or in writing between the parties hereto with respect to the use of Talent’s Property by Company, and contains all of the covenants and agreements between the parties with respect to such use in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, verbally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, except that any other written agreement dated concurrent with or after this Agreement shall be valid as between the signing parties thereto.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

COMPANY	MANAGEMENT

Tigrent Learning UK Limited	Martin Roberts Enterprises Ltd
For the services of Talent

/s/ Iain Edwards	/s/ Kirsty Withyman
Iain Edwards, Director	Kirsty Withyman, Sectretary
[Date] 20/04/2017	20th April 2017

Approved by Legal Department

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